Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of Crown Electrokinetics Corp., of our report dated September 30, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Crown Electrokinetics Corp. as of March 31, 2020 and 2019 and for the years ended March 31, 2020 and 2019, appearing in the annual report of Crown Electrokinetics Corp. for the year ended March 31, 2020.We also consent to the reference to our firm under the heading “Experts”, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

January 25, 2021